Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
John L. Adams, Executive Vice President
May 6, 2004

     Shortly after our most recent conference call, we decided to go to the capital markets for longer term debt financing and also to renew our bank credit financing. We hired JPMorgan and CSFB to be joint book runners on a $300 million, 10-year financing and asked JPMorgan, our existing bank agent, to extend and amend our bank financing.

     On March 10 we funded a $300 million, 10-year, 5-year no call term loan at 6 1/2%. The market was very receptive and we are most pleased with the quality of our investors and the work of JPMorgan and CSFB. Because this was our first public debt for the parent company in some years, I believe that not only is it attractive financing but it should also be of benefit to us if, and/or when, we decide to approach the debt markets again. Our people did a very nice job in finalizing this financing.

     At the same time, we also amended our bank agreement, which is now for $250 million and will expire in March 2007. Our borrowing rate was lowered; property, plant, and equipment were released as collateral; and covenants were amended to allow us greater borrowing flexibility. Bank of America joined our existing banks in participating, and JPMorgan is the agent. This financing was oversubscribed as well.

     At March 31, our only borrowing at the corporate level was the $300 million previously mentioned and $5.6 million of other indebtedness. The Leasing Company had the $170 million Equipment Trust Certificates indebtedness outstanding and $108.6 million owing under our $300 million railcar leasing warehouse facility. Although the leasing warehouse facility matures in August, we expect at that time CSFB, the lead, and the two other participants will renew it for another year. This financing has been most helpful to our Leasing subsidiary. At March 31, our cash position exceeded $150 million.

     Our balance sheet is much improved and with these two financings, the company has the flexibility needed to finance the improved opportunities we see in our markets.